January 27, 2004

Mr. Steven Overly
1215 Challenger
Austin, Texas 78734

Dear Steve:

We are pleased to confirm our offer of employment to you as Vice President, General Counsel and Secretary of NUI Corporation ("NUI"). The purpose of this letter is to set forth our understanding of the terms of your employment.

  Your start date will be February 1, 2004.
  Your annual base salary will be $250,000, payable in accordance with NUI's payroll practices.
  In the event of a Sale of NUI (as hereinafter defined), NUI will pay to you an amount equal to $250,000 provided that you have been continuously employed by NUI through the date of such Sale of NUI (except as otherwise provided in paragraph 6 hereof). Such amount shall be paid to you in a lump-sum, in cash, promptly following such Sale of NUI. For purposes of this letter agreement, "Sale of NUI" means any transaction or series of related transactions approved by the Board pursuant to which an unaffiliated third party (or a group of unaffiliated third parties acting together) acquires (a) common shares of NUI constituting a majority of the issued and outstanding common shares of NUI (whether by merger, consolidation, sale or transfer of NUI's outstanding interests or otherwise) or (b) all or substantially all of NUI's consolidated assets.
  As an NUI employee, you will be eligible to participate in the employee benefit plans and programs made available from time to time for NUI's other senior executive officers; provided, however, that (a) you will not be eligible to participate in any bonus or incentive compensation (including, without limitation, any stock-based compensation) or severance plan, program or policy of NUI, and (b) you will have the option not to participate in NUI's employee medical, dental, vision and life insurance plans; provided, further, however, that the cost that would otherwise be borne by NUI to cover you and your dependents under any such plans in which you elect not to participate shall be paid to you on a monthly basis in cash. Without limiting the foregoing, while you are employed by NUI, NUI will provide you with a personal computer and use of an automobile for use in the performance of your duties on behalf of NUI, in each case, in accordance with NUI's policies. During your employment with NUI, you will be entitled to four weeks' paid vacation per year in accordance with NUI's vacation policies. During your employment while you maintain a permanent residence in Austin, Texas, NUI will pay or reimburse (A) reasonable rental expenses incurred for temporary residential accommodations, selected by NUI, for you in New Jersey, and (B) coach airfare incurred by you for one round-trip per week between the New York/New Jersey metropolitan area and Austin, Texas. Any such payments or reimbursements shall be grossed up, if necessary, to cover any federal, state or other taxes due with respect to such payments or reimbursements.
  NUI will indemnify you for any liability you incur arising from your actions within the scope and course of your employment with NUI or service as a director of NUI in accordance with NUI's Amended and Restated Certificate of Incorporation.  During your employment with NUI and while potential liability exists thereafter, NUI will maintain a directors' and officers' liability insurance policy covering you in the same amount and to the same extent as NUI covers its other officers and directors.
  Your employment with NUI is for no fixed term, and either you or NUI may terminate your employment at any time for any reason or no reason upon at least one hundred eighty days prior written notice to the other party; provided, however, that no such notice shall be required upon termination of your employment by NUI for Cause (as hereinafter defined). If NUI terminates your employment prior to a Sale of NUI without Cause, and not because of your death or incapacity due to physical or mental illness (as determined in the good faith judgment of the Board), and a Sale of NUI occurs within twelve months following such termination, you will be entitled to receive the payment set forth in paragraph 3 here of promptly following such Sale of NUI. Except as otherwise provided in this paragraph 6, you will not be entitled to any severance, termination pay, salary continuation or similar compensation or benefits upon or after termination of your employment with NUI. "Cause" is defined as: (a) the commission of an act of fraud, embezzlement, theft or dishonesty against NUI or any of its subsidiaries or affiliates; (b) the willful engaging by you in conduct which is demonstrably and materially injurious to NUI or its subsidiaries or affiliates, monetarily or otherwise; (c) conviction of (or plea of nolo contendere to) any crime involving moral turpitude or which subjects, or if generally known would subject, NUI or any subsidiary or affiliate thereof to public ridicule or embarrassment; or (d) the gross neglect or willful failure to perform your duties and responsibilities hereunder or to comply with the policies and procedures of NUI in all material respects, if such neglect or failure is not cured within thirty days after written notice thereof.
  This letter agreement, together with the agreements described in the last paragraph hereof, constitutes the entire agreement between you and NUI with respect to the subject matter hereof, supersedes any prior agreements and undertakings, both written and oral, and may not be modified or amended in any way except in writing by you and NUI. The validity, interpretation, construction and performance of this letter agreement shall be governed by the substantive laws of the State of New Jersey.   Any dispute or controversy arising under or in connection with this letter agreement shall be settled exclusively by arbitration in the State of New Jersey in accordance with the rules of the American Arbitration Association then in effect, and judgment may be entered on the arbitrator's award in any court of competent jurisdiction. All amounts payable hereunder shall be subject to the withholding of all applicable taxes and deductions required by any applicable law.

Please understand that the terms and conditions of your employment by NUI are governed by standard company policies. Among other things, this means that upon commencing employment with NUI, if requested by NUI, you agree to enter into customary confidential information, nonsolicitation, inventions and similar agreements. If you agree with the terms outlined in this letter agreement, please acknowledge the same by signing this letter agreement and the enclosed duplicate original hereof and returning such signed duplicate original copy in the envelope provided.

Sincerely,

NUI CORPORATION

By:  /S/ BERNARD S. LEE
Name: Bernard S. Lee
Title:    Chairman, Compensation Committee

Accepted and Agreed to as of this 27 day of January 2004:

/S/  STEVEN OVERLY